Exhibit 99.1

News Release

Contact: Ed Loyd, 513-784-8935, eloyd@chiquita.com

CHIQUITA REPORTS FOURTH QUARTER AND FULL-YEAR 2009 RESULTS

More than doubles profitability with comparable full-year 2009 EPS of $2.27; GAAP EPS of $2.02

Salads achieve full-year operating margin of 7.6 percent despite recession

Targets 3-5 percent revenue growth and comparable income from $110-120 million in 2010

CINCINNATI – Feb. 23, 2010 – Chiquita Brands International, Inc. (NYSE: CQB) today released financial and operating results for the fourth quarter and full-year 2009. All figures in this press release are for continuing operations.

For the full-year 2009, the company reported income on a comparable basis of $103 million, or $2.27 per diluted share, compared to $49 million, or $1.12 per diluted share, for the full-year 2008. On a GAAP basis, the company reported full-year 2009 income of $91 million, or $2.02 per diluted share, compared to a loss of $330 million, or ($7.54) per diluted share, for the full-year 2008. Net sales were $3.5 billion in 2009 compared to $3.6 billion in 2008.

For the fourth quarter 2009, the company reported a loss on a comparable basis of $23 million, or ($0.52) per diluted share, compared to a loss of $33 million, or ($0.74) per diluted share, in the 2008 period. On a GAAP basis, the company reported a loss for the fourth quarter 2009 of $26 million, or ($0.58) per diluted share, compared to a loss of $413 million, or ($9.30) per diluted share in the fourth quarter 2008, including a $375 million non-cash goodwill impairment charge. Net sales were $879 million in the fourth quarter 2009 compared to $839 million in the 2008 period. The comparable basis amounts for both the full-year and fourth quarter exclude certain items described below under “Items affecting comparability.”

“We doubled our profitability in 2009 despite the difficult recessionary environment by focusing on cost control, pricing discipline and relentlessly executing our initiatives,” said Fernando Aguirre, chairman and chief executive officer. “We are very pleased with the dramatic turnaround in salads. The sustained profitability of our North America banana business and structural improvements in our salads business helped diversify our company in both revenue and profitability, while reducing volatility.”

Aguirre added, “We expect to continue improving our profitability as we target to deliver comparable income of $110 to $120 million in 2010, while growing our revenue between 3 to 5 percent. Our target is to continue growing both revenue and profits through a combination of pricing discipline, distribution gains, new products and a relentless focus on cost control, while further extending consumer loyalty of our well known premium brands.”

2009 FULL-YEAR SUMMARY

(The following table shows adjustments made to “Income (loss) from continuing operations” and EPS from continuing operations between comparable and GAAP results. See “Items affecting comparability” below for descriptions of items excluded on a comparable basis, including descriptions of how these items affect the results of reportable segments. Exhibit B provides a similar reconciliation by segment of “Operating income (loss).”)

	Income (loss)		Income (loss) per diluted share[1]
(in millions, except per share amounts)	2009	2008	2009	2008

Comparable results (Non-GAAP)	$103	$49	$2.27	$1.12
European headquarters relocation	(12)	(7)	(0.27)	(0.16)
Goodwill impairment	—	(375)	—	(8.56)
Incremental non-cash interest expense on Convertible Notes	(7)	(5)	(0.15)	(0.12)
Gain (loss) on debt purchases	(0)	14	(0.01)	0.32
Other items	8	(6)	0.17	(0.15)

Reported results (GAAP)	$91	$(330)	$2.02	$(7.54)

Table may not total due to rounding.

[1]	Shares used for diluted EPS calculation are on an as-reported basis.

Net Sales and Comparable Results: Annual sales decreased 4 percent year-over-year to $3.5 billion, primarily as a result of the exit, beginning in the fourth quarter of 2008, from certain unprofitable foodservice volumes in the North American salad business. Comparable income for the full-year 2009 improved by $54 million, to $103 million, due primarily to increased network and manufacturing efficiencies in salads and lower net financing costs, partly offset by higher banana sourcing costs.

Cash, Debt and Liquidity: Cash flow from operations was $135 million for the full-year 2009, representing a significant improvement from $8 million for the full-year 2008. At December 31, 2009, cash and equivalents had increased to $121 million from $77 million and debt had decreased to $656 million from $697 million, marking the fourth straight year of debt reduction. During January and February 2010, the company purchased $7 million of its 7 1/2% senior notes in the open market. The company has no more than $20 million in debt maturities in any year until 2014, maintaining ample liquidity and financial flexibility.

Banana Segment: Net sales for the segment increased one percent to $2.1 billion, principally as a result of improved local pricing in core European and North American markets, and higher sales in the Mediterranean and Middle Eastern markets, partly offset by the effects of lower volume in the U.K. and France and lower average currency exchange rates. Comparable operating income declined seven percent to $171 million, compared to $184 million in 2008, as the effects of lower average

European currency exchange rates and higher banana sourcing costs were not fully offset by the benefits of improved pricing.

Salads and Healthy Snacks Segment: Net sales decreased 13 percent to $1.1 billion, primarily as a result of exiting certain unprofitable foodservice volumes in North America beginning in the fourth quarter of 2008. Comparable operating income significantly improved to $60 million versus a loss of $25 million in 2008, as a result of sustainable cost reductions, such as improved network and manufacturing efficiencies, and improved pricing.

Other Produce: Net sales for the segment were $253 million compared to $244 million in 2008. The segment had operating income of $6 million, versus $10 million in 2008, as a result of lower volumes and margins in melons and grapes.

Corporate: Corporate expenses were $81 million compared to $66 million in 2008 primarily due to increased incentive compensation accruals and costs associated with workforce reductions during the first quarter in 2009.

FOURTH QUARTER 2009 RESULTS

(The following table shows adjustments made to “Income (loss) from continuing operations” and EPS from continuing operations between comparable and GAAP results. See “Items affecting comparability” below for descriptions of items excluded on a comparable basis, including descriptions of how these items affect the results of reportable segments. Exhibit B provides a similar reconciliation by segment of “Operating income (loss).”)

	Income (loss)		Income (loss) per diluted share[1]
(in millions, except per share amounts)	Q4 2009	Q4 2008	Q4 2009	Q4 2008

Comparable results (Non-GAAP)	$(23)	$(33)	$(0.52)	$(0.74)
European headquarters relocation	(1)	(5)	(0.02)	(0.12)
Goodwill impairment	—	(375)	—	(8.44)
Incremental non-cash interest expense on Convertible Notes	(2)	(2)	(0.04)	(0.04)
Gain (loss) on debt purchases	(0)	4	(0.01)	0.10
Other items	—	(3)	—	(0.07)

Reported results (GAAP)	$(26)	$(413)	$(0.58)	$(9.30)

Table may not total due to rounding.

[1]	Shares used for diluted EPS calculation are on an as-reported basis.

Net Sales and Comparable Results: Quarterly sales increased five percent year-over-year to $879 million with higher sales in the banana segment being partially offset by the lower sales in the North

American salad business. Comparable results for the quarter were a loss of $23 million compared to $33 million in the year-ago period as a result of the significant improvements in the salads business.

Banana Segment: Net sales for the segment increased 15 percent to $568 million principally as a result of a structural surplus of fruit traded at lower prices in the Mediterranean markets and higher average European currency exchange rates. Comparable operating income was $12 million for the fourth quarter 2009 and $13 million for the fourth quarter 2008. The absence in 2009 of costs related to flooding in Panama and Costa Rica that occurred during the fourth quarter of 2008, increased volumes and pricing in North America and favorable average European currency exchange rates were mostly offset by lower pricing of bananas in Mediterranean markets.

Salads and Healthy Snacks Segment: Net sales decreased 12 percent to $260 million, primarily due to lower volume. Comparable operating loss was $7 million, compared to $14 million in the year-ago period, as a result of sustainable cost reductions such as improved network and manufacturing efficiencies, partly offset by a planned investment in consumer marketing and lower volumes.

Other Produce: Net sales increased five percent to $51 million and comparable operating income was less than $1 million compared to $2 million in the year-ago period.

2010 OUTLOOK

The company expects to deliver improved full-year results in 2010, on a comparable basis versus 2009, through growth, profit-improvement and cost reduction initiatives, despite challenges from a relatively weak global economy. For the full-year 2010, the company is targeting revenue growth of 3 to 5 percent and an improvement in comparable income of $110 to $120 million or, on a GAAP basis after non-cash interest expense, net income of $102 to $112 million. The company’s target excludes any unforeseen weather or event risks; major currency fluctuations and any potential impact from the expected change in the EU banana tariff import regime. In addition, the company expects that the quarterly flow of earnings will differ from 2009, with first half results lower than the record levels achieved in 2009, primarily as the company increases its investment in consumer marketing earlier this year.

The company expects income from operations in the Banana segment to grow modestly as it implements volume growth initiatives through expansion into new channels and geographies. Sourcing and production costs are expected to be higher in 2010 compared to the year-ago period due to increased fuel related and purchased fruit costs, partially offset by improved productivity from owned operations. Banana pricing is expected to remain relatively stable in North America, while local European banana pricing is less certain and is dependent on many industry factors, including competitive supplies and average European currency exchange rates relative to the U.S. dollar.

In the Salads and Healthy Snacks segment, the company expects to sustain the profit-improvement and cost-reduction initiatives that significantly improved the efficiency of its manufacturing and distribution network during 2009. In addition, the company expects to increase its investments in consumer marketing and innovation to strengthen the company’s long-term competitive position by extending consumer loyalty and preference for its branded products.

In addition to the company’s overall business outlook, the following chart summarizes management’s estimates of certain key items for 2010:

(in millions)	FY 2009 Actual	FY 2010 Estimate

Capital Expenditures	$68	$70-80
Depreciation & Amortization	$63	$60-65
Gross Interest Expense [1]	$62	$56-61
Net Interest Expense [1]	$56	$48-53

[1]

Interest expense includes the impact of adoption in 2009 of an accounting standard that changed the method used to account for the company’s Convertible Notes, which adds non-cash interest expense of $7 million in 2009 and $8 million in 2010.

CONFERENCE CALL

Chiquita will hold a conference call for investors to discuss its results at 4:30 p.m. EST today. Access to a live audio web cast is available at www.chiquitabrands.com and a replay will be available until March 10. Toll-free telephone access will be available by dialing 1-877-591-4953 in the United States and +719-325-4770 from international locations and providing the conference code 4698260. To access the telephone replay, dial 1-888-203-1112 from the United States and +719-457-0820 from international locations and enter the confirmation code 4698260.

NON-GAAP MEASUREMENTS

The company reports its financial results in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP). In an effort to provide investors with additional information regarding the company’s results and to provide more meaningful year-over-year comparisons of the company’s financial performance, as well as the measures that management uses to evaluate the company’s performance against internal budgets and targets, the company reports certain non-GAAP measures as defined by the Securities and Exchange Commission. The differences between the U.S. GAAP and non-GAAP financial measures are reconciled in the text of this press release and are more fully described below in “Items affecting comparability.” Non-GAAP financial measures should be considered in addition to, and not instead of, U.S. GAAP financial measures, and may differ from non-GAAP measures that other companies use.

ITEMS AFFECTING COMPARABILITY

(See Exhibit B for Reconciliation of GAAP and Non-GAAP Operating Information)

Full-Year and Fourth Quarter 2009 & 2008 Items

•

European headquarters relocation: In the fourth quarter of 2008, the company committed to relocate its European headquarters from Belgium to Switzerland in order to optimize the company’s long-term tax structure. The relocation, which is now complete, resulted in one-time costs of approximately $19 million, of which $1 million and $5 million were recognized in the fourth quarters of 2009 and 2008, respectively. In total, $12 million was recognized in 2009 and $7 million was recognized in 2008. As shown in Exhibit B, restructuring related costs are included under GAAP as a component of operating income, but are not allocated to the reportable segments.

•

Incremental non-cash interest expense on Convertible Notes: As previously disclosed, the company retrospectively adopted new accounting standards related to its convertible debt instruments. These new standards changed the method of accounting for, and increased the amount of reported GAAP interest expense on, the company’s $200 million of 4.25% Convertible Senior Notes. In determining earnings on a comparable basis for 2009 and 2008, the company excluded the additional non-cash interest expense that results from the application of these new accounting standards to highlight the change in accounting method and how it affects comparability between years. This higher non-cash interest expense was $2 million for both the fourth quarters in 2009 and 2008, and was $7 million and $5 million, respectively, for the full-years 2009 and 2008.

•

Goodwill impairment: The non-cash Fresh Express goodwill impairment charge of $375 million in the fourth quarter 2008 was the result of the company’s impairment analysis. Under GAAP, the impairment is included in the Salads and Healthy Snacks segment before an income tax benefit of approximately $1 million.

•

Gain (loss) on debt repurchases: In the fourth quarter 2009, the company recognized a loss of less than $1 million on the repurchase of debt and in the same period in 2008, the company recognized a gain of $4 million in “(Loss) gain on debt extinguishment, net” under GAAP. The full year GAAP results include less than $1 million of losses and $14 million of gains in 2009 and 2008, respectively, for open-market repurchases of senior notes.

•	Other Items:

Ivory Coast Sale: In the first quarter 2009, the company sold its operations in the Ivory Coast, which resulted in a pre-tax gain of approximately $4 million under GAAP, which is excluded in 2009 comparable figures for the banana segment. Another $4 million of income tax benefits that were recognized under GAAP are also excluded from comparable income, because income taxes are not allocated to the reportable segments.

Resolution of tax items: Results for 2008 include $9 million of other income, and $3 million in related tax expense, from the resolution of claims and the receipt of refunds of certain non-income taxes paid between 1980 and 1990. These items are included under GAAP as other income and income tax expense, which are below operating income; they are not allocated to the reportable segments.

Deferred financing fees: Results for 2008 include $9 million of deferred financing fee write-offs reported in interest expense in 2008 as a result of the company’s debt refinancing.

U.K. asset impairment: Fourth quarter 2008 results included a $3 million impairment charge related to the closure of a U.K. ripening center, which is included under GAAP in the banana segment.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.

Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of high-quality fresh and value-added food products – from energy-rich bananas and other fruits to nutritious blends of convenient green salads. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of $3.5 billion, Chiquita employs approximately 21,000 people and has operations in nearly 80 countries worldwide. For more information, please visit our corporate web site at www.chiquitabrands.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements, including the outlook section, that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the customary risks experienced by global food companies, such as prices for commodity and other inputs, currency exchange rate fluctuations, industry and competitive conditions (all of which may be more unpredictable in light of continuing uncertainty in the global economic environment), government regulations, food safety issues and product recalls affecting the company or the industry, labor relations, taxes, political instability and terrorism; unusual weather events, conditions or crop risks; access to and cost of financing; and the outcome of pending litigation and governmental investigations involving the company, as well as the legal fees and other costs incurred in connection with such items.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita’s financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

# # #

Exhibit A:

CHIQUITA BRANDS INTERNATIONAL, INC.

CONSOLIDATED INCOME STATEMENT

(Unaudited – in millions, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net sales	$879	$839	$3,470	$3,609

Operating expenses:
Cost of sales	769	746	2,891	3,068
Selling, general and administrative	112	104	374	378
Depreciation	13	15	53	63
Amortization	3	2	10	10
Equity in earnings of investees	(1)	(3)	(17)	(10)
European headquarters relocation	1	5	12	7
Goodwill impairment	—	375	—	375

	898	1,245	3,323	3,890

Operating income (loss)	(18)	(405)	147	(281)

Interest income	2	2	6	7
Interest expense[1]	(15)	(17)	(62)	(81)
(Loss) gain on debt extinguishment, net	(0)	4	(0)	14
Other income[2]	—	—	—	9

Income (loss) from continuing operations before taxes	(31)	(416)	91	(332)
Income tax benefit[3]	5	3	0	2

Income (loss) from continuing operations	(26)	(413)	91	(330)
Income (loss) from discontinued operations	(1)	(1)	(1)	1

Net income (loss)	$(27)	$(413)	$90	$(329)

Basic earnings per share:
Continuing operations	$(0.58)	$(9.30)	$2.05	$(7.54)
Discontinued operations	(0.02)	(0.02)	(0.02)	0.03

	$(0.60)	$(9.32)	$2.03	$(7.51)

Diluted earnings per share:
Continuing operations	$(0.58)	$(9.30)	$2.02	$(7.54)
Discontinued operations	(0.02)	(0.02)	(0.02)	0.03

	$(0.60)	$(9.32)	$2.00	$(7.51)

Shares used to calculate basic earnings per share	44.8	44.4	44.6	43.7
Shares used to calculate diluted earnings per share	44.8	44.4	45.2	43.7

Table may not total due to rounding.

[1]	2008 amounts differ from those previously reported due to the adoption of new accounting standards related to the Convertible Notes.

[2]	Other income includes the resolution of a claim related to a non-income tax refund. An offsetting $3 million of related expense is included in “Income tax benefit.”

[3]

“Income tax benefit” includes benefits of $7 million and $5 million quarters-ended December 31, 2009 and 2008, and $16 million and $17 million full-year 2009 and 2008, respectively, primarily from the resolution of tax contingencies in various jurisdictions and the release of valuation allowances.

Exhibit B:

CHIQUITA BRANDS INTERNATIONAL, INC.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

OPERATING INCOME (LOSS) – FOURTH QUARTER & FULL YEAR

(Unaudited - in millions)

	Bananas	Salads & Healthy Snacks	Other Produce	Corporate	Restructuring	Operating income (loss)

YTD 2009 Reconciliation
Comparable results (Non-GAAP)	$171	$60	$6	$(81)	$—	$156
Gain on divestitures	4	—	—	—	—	4
Restructuring related costs	—	—	—	—	(12)	(12)

Reported results (GAAP)	$174	$60	$6	$(81)	$(12)	$147

Q4 2009 Reconciliation
Comparable results (Non-GAAP)	$12	$(7)	$1	$(24)	$—	$(17)
Restructuring related costs	—	—	—	—	(1)	(1)

Reported results (GAAP)	$12	$(7)	$1	$(24)	$(1)	$(18)

YTD 2008 Reconciliation
Comparable results (Non-GAAP)	$184	$(25)	$10	$(66)	$—	$104
Goodwill impairment	—	(375)	—	—	—	(375)
Restructuring related costs	—	—	—	—	(7)	(7)
Other items	(3)	—	—	—	—	(3)

Reported results (GAAP)	$181	$(400)	$10	$(66)	$(7)	$(281)

Q4 2008 Reconciliation
Comparable results (Non-GAAP)	$13	$(14)	$2	$(23)	$—	$(22)
Goodwill impairment	—	(375)	—	—	—	(375)
Restructuring related costs	—	—	—	—	(5)	(5)
Other items	(3)	—	—	—	—	(3)

Reported results (GAAP)	$10	$(389)	$2	$(23)	$(5)	$(405)

Table may not total due to rounding.

Exhibit C:

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS – FOURTH QUARTER & FULL YEAR

(Unaudited - in millions, except for percentages and exchange rates)

	Quarter Ended December 31,		Percent Change Increase (Decrease)		Year ended December 31,		Percent Change Increase (Decrease)
	2009	2008	vs. 2008		2009	2008	vs. 2008

Net sales by segment
Bananas	$568	$496	14.5%		$2,082	$2,060	1.0%
Salads and Healthy Snacks	260	295	(11.7)%		1,136	1,305	(13.0)%
Other Produce	51	48	5.4%		253	244	3.8%

Total net sales	$879	$839	4.8%		$3,470	$3,609	(3.8)%

Comparable segment operating income (loss) [1]
Bananas	$12	$13	(3.7)%		$171	$184	(7.3)%
Salads and Healthy Snacks	(7)	(14)	(52.7)%		60	(25)	N/A
Other Produce	1	2	(73.5)%		6	10	(44.3)%
Corporate	(24)	(23)	4.4%		(81)	(66)	23.5%

Total operating income (loss)	$(17)	$(22)	20.1%		$156	$104	49.5%

Comparable operating margin by segment
Bananas	2.2%	2.6%	(0.4	)pts	8.2%	8.9%	(0.7	)pts
Salads and Healthy Snacks	(2.5)%	(4.7)%	2.2	pts	5.3%	(1.9)%	7.2	pts
Other Produce	1.0%	4.1%	(3.1	)pts	2.2%	4.1%	(1.9	)pts

SG&A as a percent of sales	12.8%	12.3%	0.5	pts	10.8%	10.5%	0.3	pts

Company banana sales volume (40 lb. boxes)
North America	16.3	15.7	3.8%		63.3	62.2	1.8%
Europe & Middle East
Core European markets[2]	11.0	12.4	(11.3)%		44.5	49.2	(9.6)%
Mediterranean & Middle East	10.3	5.3	94.3%		24.1	15.4	56.5%

Banana Pricing
North America			0.6%				3.8%
Core European markets[2]
U.S. Dollar			12.5%				(0.4)%
Local			0.9%				5.2%

Fresh Express-branded retail value-added salads
Volume (12-count cases)	14.5	15.3	(5.2)%		63.4	64.3	(1.4)%
Pricing[3]			(0.9)%				0.4%

Euro average exchange rate, spot (dollars per euro)	$1.48	$1.32	12.1%		$1.39	$1.47	(5.4)%

Euro average exchange rate, hedged (dollars per euro)	$1.45	$1.35	7.4%		$1.38	$1.45	(4.8)%

Table may not total due to rounding.

[1]	See detailed description of reconciling items between GAAP and comparable basis figures in Exhibit B and in the text of this press release under the heading titled “Items affecting comparability.”

[2]	The company’s core European Markets include the 27 member states of the European Union, Switzerland, Norway and Iceland.

[3]	Pricing is for Fresh Express-branded products only, and includes fuel and regulatory surcharges.

Exhibit D:

EUROPEAN CURRENCY

YEAR-OVER-YEAR CHANGE – FAVORABLE (UNFAVORABLE)

2009 vs. 2008

(Unaudited - in millions)

Currency Impact (Euro/Dollar)	Q4	YTD
Revenue	$22	$(70)
Local Costs	(8)	19
Hedging[1]	(7)	8
Balance sheet translation[2]	(4)	(1)

Net European currency impact	$3	$(45)

Table may not total due to rounding.

[1]

Hedging costs were $3 million in the fourth quarter of 2009 and a gain of $4 million in the fourth 2008. Hedging costs for full-year 2009 were $1 million compared to costs of $9 million for full-year 2008.

[2]

Balance sheet translation for the fourth quarter of 2009 was a loss of $3 million compared to a gain of $2 million in the fourth quarter of 2008. Balance sheet translation for full-year 2009 was a loss of $2 million compared to zero for 2008.